Exhibit 99.1

Fifth Third Bancorp has developed the document attached as Exhibit 99.1 containing a general trend overview of Fifth Third’s objectives, financial condition and results of operations for the fourth quarter of 2005.

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Management Discussion of Trends

Fifth Third expects fourth quarter 2005 trends to be mixed. Strong core deposit, noninterest income and loan growth are expected to be more than offset by elevated credit losses, a moderate decline in the net interest margin and modest earning asset growth due to continued reductions in available-for-sale securities.

Noninterest Income

In general, management expects strong core performance on both an annualized sequential basis and over the same quarter last year. Specifically, by major category:

Electronic Payment Processing

Fifth Third expects fourth quarter electronic payment processing revenues to continue to reflect strong trends in both new customer acquisition and overall retail sales activity. Processing revenues are expected to exhibit mid teen percentage growth over the same quarter last year.

Deposit Service Revenue

Total fourth quarter deposit account service revenues are expected to increase at a mid single digit percentage rate over the same quarter last year on improved retail-based deposit revenues. Commercial-based revenues continue to be impacted by rising short-term interest rates despite increased activity and numerous customer additions relative to the same quarter last year.

Investment Advisors

Fifth Third expects fourth quarter investment advisory revenues to produce low single digit percentage growth over the same quarter last year; a modest seasonal decline from third quarter 2005 levels.

Mortgage Banking

Fourth quarter net mortgage banking revenues are expected to produce stable results characterized by strong growth over the same quarter last year and a modest decline from third quarter 2005 levels.

Other Noninterest Income

Fourth quarter other noninterest income is expected to improve from third quarter 2005 levels from strength in loan and lease fees, international income, and commercial banking sub-categories.

Expenses

Compared to the third quarter of 2005, noninterest expenses are expected to exhibit mid single digit percentage growth on an annualized sequential basis. Operating expenses, including employee related captions, are expected to remain relatively stable, offset by modest increases in bankcard, information technology and certain other expense captions.

Balance Sheet Trends

•	Fifth Third expects average core deposit balances to produce low to mid teen percentage growth on both a year-over-year and annualized sequential basis. Fifth Third expects deposit pricing to continue to be very competitive with market conditions and is continuing to devote significant focus on retaining existing accounts and attracting new accounts.

•	Loans and leases are expected to exhibit growth rates similar to those seen in recent periods due to very good middle-market commercial loan growth and continued strength in the level of consumer lending. Overall, average total loans and leases, including held-for-sale, are expected to increase by approximately $2.0 billion from third quarter 2005 levels.

•	Beginning in late 2004 and continuing throughout 2005, declines in the return realized from the available-for-sale securities portfolio, both on an absolute and relative basis, have more than offset growth generated from core banking and processing activities. Efforts to reduce the level of mortgage related assets and wholesale funding on the balance sheet began in late 2004 and have continued throughout 2005. Despite the negative impact on short-term earnings trends and comparisons to prior periods, Fifth Third believes that these actions will improve the interest rate profile of the balance sheet and deliver better returns on invested capital over the long-term.

•	As a result of the balance sheet trends detailed above, Fifth Third expects net interest income to decrease from third quarter 2005 levels. Specifically, Fifth Third expects low single-digit annualized earning asset growth as a result of strong growth in loans and leases mitigated by continued reductions through cash flows in the available-for-sale securities portfolio. In line with previously announced expectations, Fifth Third currently expects mid single-digit basis point contraction in the net interest margin in the fourth quarter.

Credit Quality

Fourth quarter credit quality trends are expected to reflect an elevated level of net charge-offs associated with approximately $27 million in losses to bankrupt commercial airline carriers and an increase in consumer loan and lease losses associated with increased personal bankruptcies prior to the recently enacted reform legislation. Net charge-offs, as a percentage of average loans and leases, are expected to increase to the mid 60 basis point level. Although realistic about the difficulty in precisely estimating credit quality metrics, Fifth Third’s long history of conservative exposure limits, centralized credit risk management and a diversified portfolio positions us well to effectively weather cycles and reduce the likelihood of significant unexpected losses. Fifth Third does not expect a significant change in the reserve for credit losses as a percentage of total loans and leases during the fourth quarter.

Other Events

•	Fifth Third will report fourth quarter earnings on January 17, 2006 prior to the market opening and will again host a conference call to be held the morning of the release.

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This report may contain forward-looking statements about the Registrant and/or the company as combined with acquired entities within the meaning of Sections 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. This report may contain certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Registrant and/or the combined company including statements preceded by, followed by or that include the words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trend,” “objective,” “continue,” “remain” or similar expressions or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) competitive pressures among depository institutions increase significantly; (2) changes in the interest rate environment reduce interest margins; (3) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (4) general economic conditions, either national or in the states in which the Registrant, one or more acquired entities and/or the combined company do business, are less favorable than expected; (5) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (6) changes and trends in the securities markets; (7) legislative or regulatory changes or actions, or significant litigation, adversely affect the Registrant, one or more acquired entities and/or the combined company or the businesses in which the Registrant, one or more acquired entities and/or the combined company are engaged; (8) difficulties in combining the operations of acquired entities and (9) the impact of reputational risk created by the developments discussed above on such matters as business generation and retention, funding and liquidity. The Registrant undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this report.